                                                                   EXHIBIT 4.5.1

                                FIRST AMENDMENT
                           TO RESTATED NOTE AGREEMENT


     FIRST AMENDMENT TO RESTATED NOTE AGREEMENT (this "Amendment"), dated as of June 30, 1995, among ROHR, INC. (together with its successors and assigns, the "Company"), and each of the holders of Notes whose name appears on the signature pages hereof (individually, a "Holder" and, collectively, the "Holders").

                                   RECITALS:


     WHEREAS, the Company entered into those certain separate Note Agreements (collectively, the "Original Note Agreement"), each dated as of January 15, 1990, between the Company and the purchasers identified on Annex 1 thereto, pursuant to which the Company issued its 9.35% Senior Notes due January 29, 2000 (the "Notes"); and

     WHEREAS, the Original Note Agreement has been amended by that certain Amendment Agreement, dated June 30, 1993, that certain Second Amendment Agreement, dated September 24, 1993, and that certain Third Amendment Agreement (the "Third Amendment"), dated as of May 10, 1994; and

     WHEREAS, Exhibit A of the Third Amendment (the "Restated Note Agreement") amended and restated the Original Note Agreement in its entirety; and

     WHEREAS, the Company has requested that the Holders modify certain terms of the Restated Note Agreement; and

     WHEREAS, the Holders are agreeable to such modifications on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   DEFINITIONS.

     Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Restated Note Agreement.

2.   AMENDMENTS.

     Subject to the satisfaction of the conditions set forth in paragraph 3 hereof, the Restated Note Agreement shall be amended as set forth below:

     2A. Paragraph 6E of the Restated Note Agreement shall be amended and restated in its entirety to read as follows:

          6E. ADJUSTED CONSOLIDATED TANGIBLE NET WORTH MAINTENANCE. The Company will not permit, as of the last day of each fiscal quarter of the Company, Adjusted Consolidated Tangible Net Worth to be less than the sum of:

                  (i)  $125,000,000; plus

                  (ii) the sum of the Fiscal Quarter Net Worth Increase Amounts for each fiscal quarter of the Company ended after July 31, 1994; plus

                  (iii) the aggregate amount of all capital contributions (which amount shall include, without limitation, all amounts attributable to the conversion of debt of the Company to equity of the Company, valued at the amount added to stockholders' equity in accordance with GAAP) received by the Company or any Consolidated Subsidiary (in each case, other than contributions originally made by the Company or any Consolidated Subsidiary) in cash, in Property other than cash or by conversion of Debt of the Company at any time after the Third Amendment Date.


     2B. Paragraph 6K of the Restated Note Agreement shall be amended and restated in its entirety to read as follows:

          6K. FIXED CHARGE COVERAGE. The Company will not permit, as of the last day of each fiscal quarter of the Company, the ratio of Consolidated Net Income Available for Fixed Charges for the period of 365 consecutive days (or 366 consecutive days for any such period that includes February
     29) ending on such day to Consolidated Fixed Charges for such period, to be less than the ratio set forth in the chart below opposite the period set forth below in which such day occurs:

                 Period                               Ratio
                 ------                               -----

         Fiscal Year 1994                          1.40 to 1.00
         Fiscal Years 1995 and 1996                1.55 to 1.00
         1st Quarter, Fiscal Year 1997             1.60 to 1.00
         2nd Quarter, Fiscal Year 1997             1.65 to 1.00
         3rd Quarter, Fiscal Year 1997             1.75 to 1.00
         4th Quarter, Fiscal Year 1997             1.80 to 1.00
         Fiscal Year 1998 and thereafter           2.00 to 1.00.

     2C. Paragraph 6L of the Restated Note Agreement shall be amended and restated in its entirety to read as follows:


          6L. DEBT RATIO. The Company shall not permit the Debt Ratio, as of the last day of each fiscal quarter of the Company, to be greater than the ratio set forth opposite the period set forth in the chart below in which such day occurs:

            Fiscal Year                    Ratio
            -----------                    -----

               1994                     5.60 to 1.00
               1995                     5.00 to 1.00
               1996                     4.10 to 1.00
               1997                     3.20 to 1.00
               1998                     2.80 to 1.00
               1999 and thereafter      2.50 to 1.00.


     2D. Subclause (a) of clause (i) of paragraph 5D of the Restated Note Agreement shall be amended by replacing the term "sixty (60)" appearing therein with the term "forty-five (45)".

3.   CONDITIONS TO EFFECTIVENESS.

     The amendments set forth in Paragraph 2 shall become effective only upon the satisfaction in all respects of the conditions set forth below (the date on which such conditions are so satisfied being the "Effective Date"):

     3A. The Required Holders and the Company shall have caused this Amendment to be executed and delivered on their behalf by duly authorized officers thereof and the Restated Note Agreement, as amended hereby, shall be in full force and effect.

     3B. Paragraphs 6E, 6G and 6R of Exhibit A to the Third Amendment Agreement, dated as of May 10, 1994, between the Company and the note holders party thereto and which relates to the Company's 9.33% Senior Notes due December 15, 2002, shall have been amended in substantially the same manner as set forth in Paragraphs 2A, 2B and 2C hereof, respectively, and each of the Holders shall have received a copy of such amendment.

     3C. Sections 5.01(c), 5.01(d) and 5.02(a) in the Credit Agreement, dated as of April 26, 1989, between the Company and the other parties thereto, as amended through the date hereof, shall have been amended in substantially the same manner as set forth in Paragraphs 2A, 2B and 2C hereof, respectively (such agreement, as so amended, being the "Credit Agreement"), and each of the Holders shall have received a copy of such amendments.

     3D. The Sublease Agreement, dated as of September 14, 1992, between the Company and State Street Bank and Trust Company of California, National Association, and an individual trustee, not in their individual capacities but solely as owner trustees under a trust for the benefit of General Electric Capital Corporation, as amended through the date hereof, shall have been amended to incorporate by reference Sections 5.01(c), 5.01(d) and 5.02(a) of the Credit Agreement, and each of the Holders shall have received a copy of such amendments.

     3E. The Company shall have paid all amounts which are payable pursuant to paragraph 6 hereof.

4.   REPRESENTATIONS AND WARRANTIES.

     The Company represents and warrants to each of the Holders as follows:

     4A.  The Company:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation,

          (b) has all requisite power and authority to own and operate its Properties and to carry on its business as now conducted and presently proposed to be conducted,

          (c) has all necessary licenses and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except where the failure to have any such license or permit, together with all such other failures, would not be likely to have a material and adverse effect on the business or financial condition of the Company and the Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations set forth in this Amendment, and

          (d) is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and authorized in any jurisdiction, together with all such other failures, would not be likely to have a material and adverse effect on the business or financial condition of the Company and the Subsidiaries, taken as a whole, or the ability of the

     Company to perform its obligations set forth in the Restated Note Agreement, as amended by this Amendment.

     4B.  The Company has the corporate power and authority:

          (a) to authorize, execute, deliver and enter into this Amendment; and

          (b) to perform its obligations under the Restated Note Agreement, as amended by this Amendment.

     4C. This Amendment has been duly authorized by the Company. This Amendment constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be:

          (a) limited by bankruptcy, insolvency or other similar laws affecting the enforceability of creditors' rights generally; and

          (b) subject to the availability of equitable remedies.

The Holders are entitled to the benefits of the Restated Note Agreement, as amended hereby.

     4D. The authorization, execution and delivery by the Company of this Amendment is not, and the performance by the Company of its obligations under the Restated Note Agreement as amended by this Amendment will not be, inconsistent with its certificate of incorporation or by-laws, does not and will not contravene any law, governmental rule or regulation, violate any judgment, order or award of any arbitrator applicable to the Company, does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which the Company is a party or by which any of its Property is bound, and will not result in the imposition of a Lien upon any Property of the Company.

     4E. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of or by, any federal, state or local governmental authority or agency, or other Person (except for actions that will have occurred by the Effective Date), is required with respect to:

          (a) the authorization, execution and delivery by the Company of this Amendment, or

          (b) the performance by the Company of its obligations under the Restated Note Agreement, as amended by this Amendment.

     4F. No event has occurred and no condition exists which would constitute a Default or an Event of Default under the Restated Note Agreement, as amended hereby.

     4G. There is no agreement between the Company and the Persons named in paragraphs 3B, 3C and 3D of this Amendment with respect to the matters described in such paragraphs, including, without limitation, any agreement providing for any compensation, fees or other consideration, other than as set forth in the amendments provided to each Holder pursuant to such paragraphs.

     4H. Except as disclosed on Annex 1 hereto, it is not reasonably foreseeable that any action, suit, investigation or proceeding or group of similar actions, suits, investigations or proceedings (including, as a group, without limitation, all actions, suits, investigations or proceedings arising out of federal or state environmental protection laws), pending or, to the knowledge of the Company, threatened against the Company or any of the Consolidated Subsidiaries, or any properties or rights of the Company or any of the Consolidated Subsidiaries, by or before any court, arbitrator or administrative or governmental body would result in any material adverse change in the business, condition (financial or otherwise) or operations of the Company and the Consolidated Subsidiaries taken as a whole.

5. CONSENT TO AMENDMENT OF CREDIT AGREEMENT.

     The Holders consent to an amendment of Section 2.05(a) of the Credit Agreement, for the sole purpose of clarifying that any automatic reduction in the commitments of the Bank Lenders pursuant to such Section shall be determined after giving effect to mandatory reductions of commitments pursuant to Section 2.05(c) of the Credit Agreement. Such amendment is set forth in the ninth amendment to the Credit Agreement, dated as of June 30, 1995, and the Company hereby represents and warrants that a true and correct copy of such ninth amendment has been delivered to each Holder pursuant to paragraph 3C of this Amendment. The aforesaid consent is given pursuant to the requirements of paragraph 6O of the Restated Note Agreement.

6.   COSTS AND EXPENSES.

     Whether or not the conditions to effectiveness set forth in paragraph 3 of this Amendment are satisfied, the Company shall pay all out-of-pocket expenses of the Holders in connection with the negotiation, preparation, execution and delivery of this Amendment, including, without limitation, all the fees and expenses of special counsel engaged by the Holders in connection therewith. Without limiting the generality of the foregoing, the Company will pay, on the Effective Date, the reasonable fees and disbursements of the Holders' special counsel presented on such date, and shall also pay, upon receipt of any statement thereof, each additional statement for reasonable fees and disbursements of the Holders' special counsel rendered after the Effective Date in connection with this Amendment.

7.   MISCELLANEOUS.

     7A. All provisions of this Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns hereunder.

     7B. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute a single instrument.

     7C. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     7D. Except as expressly provided herein, (i) no other terms and provisions of the Restated Note Agreement shall be modified or changed by this Amendment and (ii) the terms and provisions of the Restated Note Agreement shall continue in full force and effect. The Company hereby acknowledges and reaffirms all of its obligations and duties under the Restated Note Agreement, as amended by this Amendment, and under the Notes, as amended to date, issued thereunder.

     7E. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year fist above written.

                               ROHR, INC.


                               By: /s/ L. A. Chapman
                                   -----------------------------------
                               Name:   L.A. Chapman
                               Title:  Senior Vice President
                                       and Chief Financial
                                       Officer


                               THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


                               By: /s/ Dennis B. Murphy
                                   -----------------------------------
                                   Name:  Dennis B. Murphy
                                   Title: Vice President


                               PRINCIPAL MUTUAL LIFE INSURANCE COMPANY


                               By: /s/ Fredrick A. Bell
                                   -----------------------------------
                                   Name:  Fredrick A. Bell
                                   Title: Director -
                                   Securities Investment

                               By: /s/ James K. Hovey
                                   -----------------------------------
                                   Name: James K. Hovey
                                   Title: Director -
                                   Securities Investment


                               SUN LIFE ASSURANCE COMPANY OF CANADA


                               By: /s/ Richard Gordon
                                   ----------------------------------
                                   Name:  Richard Gordon
                                   Title: Vice President,
                                   U.S. Public Bonds - For
                                   President

                               By:  /s/ Jeffrey J. Skerry
                                    ---------------------------------
                                    Name:  Jeffrey J. Skerry
                                    Title: Associate Counsel
                                    for Secretary

                               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)


                               By: /s/ C. James Prieur
                                   ----------------------------------
                                    Name:  C. James Prieur
                                    Title: Vice President -
                                    Investments



                               CONNECTICUT GENERAL LIFE INSURANCE COMPANY, ON BEHALF OF ONE OR MORE ACCOUNTS,
                               CIGNA PROPERTY AND CASUALTY INSURANCE COMPANY, INSURANCE COMPANY OF NORTH AMERICA AND
                               LIFE INSURANCE COMPANY OF NORTH AMERICA


                               EACH OF THESE ENTITIES, SEVERALLY AND NOT
                               JOINTLY, IS EITHER THE REGISTERED OWNER OF ONE OR MORE SECURITIES PERTAINING HERETO OR IS A BENEFICIAL OWNER OF ONE OR MORE SECURITIES OWNED BY AND REGISTERED IN THE NAME OF A NOMINEE FOR THAT ENTITY.

                               BY:  CIGNA INVESTMENTS, INC.



                               By: /s/ Stephen J. Myott
                                   -------------------------------------
                                    Name:  Stephen J. Myott
                                    Title: Vice President